Exhibit 99.1

For Immediate Release

For More Information Contact
Charlie Arnot
816-472-7675

PSF Group Holdings, Inc. Announces Results for 3rd Quarter

Kansas City, Mo., February 10, 2004 – PSF Group Holdings, Inc., the parent company of Premium Standard Farms, Inc., today reported results for its fiscal year 2004 third quarter ended December 27, 2003. The company incurred a net loss of $0.8 million in the third quarter of fiscal 2004 compared to a net loss of $12.3 million in the same period last year.

     “Even with the industry having higher levels of domestic hog production and significant imports of Canadian hogs, pork prices in the third quarter averaged well above last year’s level due to higher demand for pork. However, even with good performance in pork processing during the quarter, live hog prices were lower than costs to produce, resulting in the slight loss for the quarter,” said John Meyer, Chief Executive Officer.

     Net loss in the first nine months of fiscal 2004 was $1.1 million compared with a net loss of $27.0 million in the same period for last year.

     Net sales for the quarter totaled $199.8 million, up 29.6% from $154.1 million in the comparable period last year. Sales for the first nine months of fiscal 2004 were $549.2 million, compared to $448.9 million last year, an increase of 22.3%. Sales for both periods were up due to higher product prices and an increase in volume.

     Premium Standard Farms, Inc., a wholly-owned subsidiary of PSF Group Holdings, Inc., is a leading vertically integrated provider of pork products to the wholesale and retail, food service, and institutional markets in the United States and export customers in more than 20 countries. Premium Standard Farms, Inc. is the nation’s second largest pork producer and sixth largest pork processor, with approximately 4,000 employees working at farms and processing facilities in Missouri, North Carolina, and Texas.

     This news release may contain “forward-looking statements” within the meaning of the federal securities laws. Naturally, all forward-looking statements involve risk and uncertainty and actual results or events could be materially different. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause actual results to differ include: economic conditions generally and in our principal markets; competitive practices and consolidation in the pork production and processing industries; the impact of current and future laws, government regulations and fiscal policies affecting our industry and operations, including environmental laws and regulations, trade embargoes and tariffs; domestic and international transportation disruptions; food safety; the availability of additional capital to fund future commitments and expansion and the cost and terms of financing; outbreaks of disease in our herds; feed ingredient costs; fluctuations in live hog and wholesale pork prices; customer demands and preferences; and the occurrence of natural disasters and other occurrences beyond our control. In light of these risks, uncertainties and assumptions, the forward-looking events discussed might not occur.

     A copy of the Company’s Form 10-Q for the third quarter of fiscal 2004 will be available on the internet at www.psfarms.com.

PSF Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Loss
13 and 39 weeks ended December 27, 2003 and December 28, 2002
(in 000’s)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended

	December 27,	December 28,	December 27,	December 28,
	2003	2002	2003	2002

Net sales	$199,766	$154,090	$549,207	$448,874
Cost of goods sold	190,723	163,393	520,002	462,818

Gross profit	9,043	(9,303)	29,205	(13,944)
Selling, general and administrative expenses	4,431	4,530	12,658	13,503
Other (income) loss	(179)	215	(461)	(531)

Operating income (loss)	4,791	(14,048)	17,008	(26,916)
Interest expense (income):
Interest expense	6,065	6,044	18,868	17,434
Interest income	(45)	(38)	(100)	(129)

Interest expense, net	6,020	6,006	18,768	17,305

Income (loss) before income taxes	(1,229)	(20,054)	(1,760)	(44,221)
Income tax expense (benefit)	(478)	(7,801)	(685)	(17,202)

Net loss	$(751)	$(12,253)	$(1,075)	$(27,019)

Unrealized gain (loss) on interest rate swap, net of tax	76	16	245	(749)

Comprehensive loss	$(675)	$(12,237)	$(830)	$(27,768)